Exhibit 10.02

QUOTA PURCHASE AGREEMENT

among:

MERCADOLIBRE, INC.

a Delaware corporation;

MARCOS EDUARDO GALPERIN

an individual;

MATTHEW BANNICK

an individual;

and

EBAY INC.

a Delaware corporation

Dated as of September 24, 2001

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QUOTA PURCHASE AGREEMENT

THIS QUOTA PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 24, 2001, by and among MERCADOLIBRE, INC., a Delaware corporation (“Purchaser”), Marcos Eduardo Galperin, an individual, Matthew Bannick, an individual, and eBAY INC., a Delaware corporation (“Seller”). Capitalized terms not otherwise defined have the meanings set forth in Exhibit A.

RECITALS

A.	Immediately prior to the Closing of the transaction contemplated herein, Seller will be the holder of Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) quotas of, iBazar Com Ltda., a Brazilian limited liability company organized and existing under the laws of the Federative Republic of Brazil, duly registered with the Registry of Commerce of the State of Rio de Janeiro under NIRE No. 3320659653-4, and enrolled with the Federal Corporate Taxpayer Registry CNPJ/MF under No. 03.499.243/0001-04, with head offices at Rua da Assembléia No. 10, Grupo 4011, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil (the “Company”), and Matthew Bannick will be the holder of one (1) quota of the Company, collectively constituting one hundred percent (100%) of all of the outstanding quotas of the Company (the “Quotas”) at the Closing.

B.	Seller wishes to sell its Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) Quotas of the Company, to Purchaser on the terms set forth in this Agreement, and Purchaser wishes to purchase the same from Seller on the terms set forth in this Agreement.

C.	Matthew Bannick wishes to sell his single Quota to Marcos Eduardo Galperin on the terms set forth in this Agreement, and Marcos Eduardo Galperin wishes to purchase the same from Matthew Bannick on the terms set forth in this Agreement.

AGREEMENT

Purchaser, Marcos Galperin, Matthew Bannick and Seller, intending to be legally bound, agree as follows:

SECTION 1. SALE AND PURCHASE OF QUOTAS; CLOSING

1.1 Sale and Purchase of Quotas. At the Closing (as defined below), Seller shall sell, assign, transfer and deliver the Quotas to Purchaser, and Purchaser shall purchase the Quotas from Seller, on the terms and subject to the conditions set forth in this Agreement.

1.2 Consideration. The consideration for the Quotas shall be the issuance to the Seller of Six Million Nine Hundred Eighty Three Thousand Eight Hundred Seventy Eight (6,983,878) shares of the Purchaser’s Series E-1 Preferred Stock and One Million One Hundred Forty Two Thousand One Hundred Eighty Four (1,142,184) shares of the Purchaser’s Series E-2 Preferred Stock

(collectively, the “Series E Preferred Stock”), representing in the aggregate 19.5% of the Purchaser’s fully diluted share capital after such issuance of the Series E Preferred Stock, pursuant to that certain Securities Purchase Agreement between Purchaser and Seller dated as of even date herewith (the “Securities Purchase Agreement”), and the execution, delivery and performance by Purchaser of the other Documents, including, without limitation, the Strategic Alliance Agreement between Purchaser and Seller.

1.3 Closing. The closing of the sale of the Quotas to Purchaser (the “Closing”) shall take place at the offices of Hunton & Williams, at 2:00 p.m. (local time) on September 24, 2001, or such other place or time as the parties may jointly designate. The date on which the Closing actually takes place shall be referred to as the “Closing Date.”

1.4 Actions at Closing. At the Closing:

(a) Seller shall sell, assign and transfer, or shall cause to be sold, assigned and transferred to Purchaser, free and clear of all Encumbrances, an aggregate of Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) Quotas of the capital of the Company. Matthew Bannick shall sell, assign and transfer, or shall cause to be sold, assigned and transferred to Marcos Eduardo Galperin, free and clear of all Encumbrances, a single Quota of the capital of the Company. The total of Nineteen Million Two Thousand Quotas represents 100% of the capital of the Company.

(b) The Parties will execute, or cause to be executed, six original copies of the Sixth Amendment to the Articles of Association of the Company in the form attached as Exhibit B (the “Amended Articles”), which shall ratify the appointment of Purchaser as managing quotaholder of the Company and the delegation of its managing powers to Stelleo Passos Tolda, and, bearing the duly witnessed signatures of the following:

(i) Seller, by Pedro Paulo Muanis under power of attorney dated August 23, 2001, as the holder of Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) Quotas prior to the transfer of all such Quotas to Purchaser, and evidencing the transfer of all such quotas to Purchaser pursuant to this Agreement;

(ii) Matthew Bannick, by Pedro Paulo Muanis under power of attorney dated August 14, 2001, as the holder of one (1) Quota prior to the transfer of such Quota to Marcos Eduardo Galperin, evidencing the transfer of such Quota to the same, and containing mutual releases of both transferor and transferee;

(iii) Purchaser, by Leila Real Vianna Gonçalves under power of attorney dated August 28, 2001, as the holder of Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) Quotas of the Company after the transfer described in Section 1.4(b)(i); and

(iv) Marcos Eduardo Galperin, by Leila Real Vianna Goçalves under power of attorney dated September 21, 1999, as the holder of one (1) Quota of the Company after the transfer described in Section 1.4(b)(ii).

(c) The parties shall execute and deliver to each other the Securities Purchase Agreement and the other Documents.

(d) Seller shall deliver to Purchaser a certificate from the Registry of Commerce for the State of Rio de Janeiro (“certidão simplificada”) for the Company dated within ten (10) business days of the Closing.

(e) Seller shall deliver to Purchaser an opinion of US counsel in substantially the form attached as Exhibit C;

(f) Seller shall arrange for iBazar S.A. to deliver to Purchaser the trademark license agreement relating to the trademarks described in Schedule 2.13(b), in substantially the form attached as Exhibit D.

1.5 Actions Following the Closing; Post-Closing Covenants.

(a) Filing of Amended Articles. Within ten (10) business days after the Closing Date, Purchaser shall cause three original, fully executed copies of the Amended Articles to be filed with the Registry of Commerce in the State of Rio de Janeiro and shall provide to Seller evidence of such filing in form and substance satisfactory to Seller’s counsel. If such evidence is not provided by that time, Seller may, at its option, cause three original, fully executed copies of the Amended Articles to be filed with the Registry of Commerce in the State of Rio de Janeiro and shall provide to Purchaser evidence of such filing in form and substance satisfactory to Purchaser’s counsel. In case the Registry of Commerce of the State of Rio de Janeiro demands that any provisions of the Amended Articles be modified, the Parties shall cooperate fully to meet the such demands to the extent it does not conflict with any provision hereof.

(b) Competition Law Filings. Immediately following the Closing, Purchaser shall file, or cause to be filed, all appropriate documents, and take any and allappropriate actions, to obtain the approval of the transactions contemplated herein by any Brazilian governmental authority, including, without limitation, CADE. Seller shall cooperate in good faith with Purchaser in connection with Purchaser’s performance of its obligations under this Section 1.5(b).

(c) Compliance with Consumer Defense and Protection Code and Other Legal Requirements. After the Closing, Purchaser shall ensure (i) that any transfer, assignment or transmittal of data relating to any third party (including, without limitation, the registered users) by the Company to the Purchaser or any other Person, and any use of such data by the Company and the Purchaser, is effected in full compliance with all applicable Legal Requirements, including, without limitation, the Brazilian Consumer Defense and Protection Code (Law n. 8078/90) and any Legal Requirements relating to notification of consumers, registered users, owners or originators of data, or any other Person; and (ii) full compliance with any Legal Requirements relating to the amendment, correction, rectification, deletion or other changes to such data upon the request of the Person(s) to whom such data refers, relates or belongs, or from whom such data originated. For the purposes of this Section 1.5(c), the term “Legal Requirements” shall include the obligations by which the Company is bound under the “commitment note” relating to the user agreement as posted on the Company’s website (http://www.ibazar.com.br/charte.html).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a Schedule to this Agreement bearing the number of the section or subsection hereof to which exception is taken, Seller represents and warrants as follows, to and for the benefit of Purchaser, as of the date hereof:

2.1 Organization and Standing; No Subsidiaries. The Company is duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with all requisite power and authority to conduct lawfully its business as presently conducted (including, without limitation, to own and use its assets as presently owned and used), and to perform all of its obligations under all its Contracts. All corporate actions taken by the Company have been taken in full compliance with applicable Legal Requirements. The Company has no subsidiaries and owns no equity in any other Entity.

2.2 Capitalization, Etc.

(a) The capital of the Company consists of Nineteen Million Two Thousand (19,002,000) quotas having a par value of one Real (R$1.00) each (previously defined as the “Quotas”). Immediately prior to the filing of the Amended Articles with the Registry of Commerce as contemplated herein, the capital of the Company, not all of which is fully paid-in as described in Section 2.2(b), is held as follows: Seller is the holder of Nineteen Million One Thousand Nine Hundred Ninety Nine (19,001,999) quotas of the Company and Matthew Bannick is the holder of one (1) quota of the Company

(b) Upon the effective filing of the Fifth Amendment to the Articles of Association with the Registry of Commerce in the State of Rio de Janeiro, each of Matthew Bannick and Seller will be the sole and exclusive holder of that number of quotas of the Company indicated in Sections 1.4(b)(ii) and (i), respectively, and shall have the sole, entire and unfettered right to vote and dispose of any and all Quotas. Upon the consummation of the transactions contemplated by this Agreement, including without limitation the filing of the Amended Articles as contemplated by Section 1.5(a), Purchaser shall acquire good and valid title to the Quotas, free and clear of any Encumbrances. With the exception of the customary powers of attorney identified in Schedule 2.2, there are no voting trusts, shareholders agreements, proxies or other agreements, arrangements or understandings in effect with respect to the voting or transfer of any of the Quotas. All of the Quotas have been duly authorized and validly issued in full compliance with all applicable securities laws and other applicable Legal Requirements, and R$ 14,874,712.51 are fully paid-in, with the balance to be paid-in by May 16, 2003. Except as described in Schedule 2.2(b), all foreign investment as defined by Brazilian Law No. 4,131 is duly registered with the Central Bank of Brazil, subject to the updating of the registration with the Central Bank of Brazil of Seller as the current foreign investor in the Company. Purchaser acknowledges that the capital of the Company has not been fully paid-in as of the Closing Date, and that, following the Closing Date, neither Seller nor any other quota holder of the Company prior to the Closing Date shall have any obligation to pay-in any further capital to the Company.

2.3 Authority; Corporate Records; Binding Nature of Agreement; No Consents; No Violation.

(a) Seller is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the absolute and unrestricted corporate right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and no further action is required by Seller.

(b) The Company’s corporate records, including, without limitation, its articles of association and amendments thereto, minute books, quotaholders accounts and, generally, all registers and corporate documents required to be created, kept, maintained, amended, and/or updated by applicable Legal Requirements, have been so created, kept, maintained, amended, and/or updated by the Company in all material respects with such Legal Requirements, and are accurate, up to date, and complete in all material respects.

(c) The filings of the Company relating to its corporate status with any relevant governmental agency pursuant to applicable Legal Requirements are complete and up to date in all material respects.

(d) This Agreement has been duly executed by Seller and, when delivered in accordance with the terms hereof, and assuming the due authorization, execution and delivery by Purchaser, shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(e) Neither the execution and delivery by Seller of this Agreement, nor the performance by Seller of its obligations hereunder, including, without limitation, the consummation of the transfer of the Quotas as contemplated hereunder require the consent or approval of, or filing with, any Person or any authority, provided, however, that the effectiveness of the transfer of the Quotas as contemplated hereunder as against third parties requires the timely filing of the Amended Articles as contemplated in Section 1.5(a).

(f) The execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will not (i) result in a violation or breach of the terms, conditions or provisions of, constitute a default under, or result in the termination of, the articles of association of the Company and any amendments thereto or any Contract under which the Company is bound, (ii) violate or affect the validity of any Company Permit, (iii) result in the creation or execution of an Encumbrance upon the assets or the shares or the Company, or (iii) violate any applicable Legal Requirements.

2.4 Financial Statements.

(a) The unaudited balance sheet, income statement and certain notes thereto of the Company as of August 31, 2001 attached hereto as Schedule 2.4 (the “Financial Statements”) have been prepared in accordance with (to the Seller’s Knowledge)

US GAAP in accordance with past practice, are true and accurate and set out a fair view of the results of operations and of the financial position of the Company as of August 31, 2001. All liabilities of the Company are properly reserved against in the Financial Statements in accordance with (to the Seller’s Knowledge) US GAAP.

(b) The Company has no indebtedness, liability, claim or obligation of any nature, fixed or contingent, liquidated or unliquidated, secured or unsecured of a type that would be recorded in the Company’s financial statements if applied on a consistent basis, except (i) liabilities specifically described and reflected at their precise accounting value in the Financial Statements, (ii) fixed liabilities incurred in the ordinary course of business on commercially reasonable terms since August 31, 2001, (iii) fixed commercial obligations to perform pursuant to executory Contracts entered into in the ordinary course of business on commercially reasonable terms, consistent with past practices, and not in default, (iv) liabilities of less than US$10,000, and not more than US$50,000 in the aggregate, and (v) liabilities specifically disclosed and reflected at their precise accounting value in Schedule 2.4(b); and to the Company’s Knowledge, there is no existing condition, situation or set of circumstances which will result in any such liabilities except for the liabilities identified in this Section 2.4(b).

(c) With the exception of the items that are mentioned expressly and specifically in the Financial Statements, the Company does not have or has not consented to, as the case may be, any off balance-sheet commitments, sureties, guarantees, letters of credit, comfort letters or similar commitments.

2.5 Bank Accounts. Schedule 2.5 sets forth a complete and accurate list of all the bank accounts of the Company, and of the current powers of attorney and powers of signature in respect to such bank accounts.

2.6 Taxes. The Company has (i) filed or made when due all required Tax forms, declarations and statements, including, without limitation, those relating to corporate income, professional, and value added taxes, custom duties and charges, and social security contributions, which are correct and complete in all respects, (ii) fully paid when due, or reserved in the Financial Statements against all Taxes which it owed as of August 31, 2001 in accordance with (to the Seller’s Knowledge) US GAAP as consistently applied by the Company and applicable Legal Requirements, and (iii) retained copies of all written information or statements made to the tax authorities or, as the case may be, to any competent authority. The Financial Statements properly reflect any amount of unpaid Taxes of the Company due, accrued or otherwise attributable to the period ending August 31, 2001. Within the past three years, the Company has not been the subject of any investigation, audit or visit by any Tax authority and there has been no Tax reassessment of the Company.

2.7 Contracts.

(a) Schedule 2.7(a) contains an accurate and complete list of all contracts (other than employment agreements) to which the Company is a party or which have been notified in writing to the Company and by which any of its assets or properties are bound or affected and which (i) involve the obligation (including contingent obligations) to pay by or to the Company over the term of the contract, amounts in excess of $25,000 in the aggregate or (ii) may not be terminated without penalty exceeding $25,000 upon less than a sixty (60) days prior notice (the “Contracts”).

(b) To the Knowledge of Seller, all the Contracts are binding and enforceable according to their terms and Law by the Company in accordance with their respective terms.

(c) The Company is not in default in any material respect under any of its Contracts or in respect of any Contract and, to the Knowledge of the Seller, there is no basis for any valid claim of default or violation under any such Contract.

(d) No notice or other written communication alleging any actual, alleged or possible violation, breach or default under any Contract has been received by the Company. No other party to a Contract has requested that such Contract be amended or terminated.

(e) The Company is not a party to any Contract containing an undertaking on its part not to compete in any business, industry or geographical area or to comply with exclusivity provisions.

(f) Except as set forth in Schedule 2.7(f), all Contracts conform to, and were entered into in accordance with, applicable Legal Requirements in all material respects.

(g) None of the Contracts contains a clause allowing a person or legal entity other than the Company to terminate or modify such agreement because or due to the transfer of the quotas of the Company to Purchaser as contemplated by this Agreement.

(h) The Company is not a party to any joint venture or to any comparable arrangement involving sharing of profits or of liabilities.

2.8 Assets. The Company has good, valid and marketable, title to the assets that are owned by it and listed on Schedule 2.8 (excluding intellectual property, as to which a separate representation and warranty is made herein), free and clear of Encumbrances, and such assets validly used by the Company are sufficient for the operation of the Company as presently conducted. Except for normal wear and tear, all the buildings and equipment used by the Company are in a good state of operating condition and repair.

2.9 Permits. Schedule 2.9 sets forth an accurate and complete list of all Company Permits and includes the expiration date and renewal status of all such Company Permits. The Company Permits are sufficient for the operation of the business of the Company as presently conducted, in full compliance with applicable Legal Requirements, and: (i) all Company Permits are in full force and effect, (ii) any applications for renewal of any Permit due prior to the Closing Date have been or shall be timely filed prior to such Closing Date, (iii) no proceeding or other legal action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Company Permit is pending or, to the Knowledge of Seller, threatened, (iv) the Company has made all payments required to be made under all Company Permits, and has acted in full compliance with the terms and requirements of such Permits, (v) no event has occurred and no condition or circumstance exists that constitutes a violation or failure to comply with any Company Permit, and

(vi) no administrative or governmental actions have been taken or, to the Knowledge of Seller, threatened in connection with the expiration, continuance or renewal of such Permits which could affect the ability of the Company to own any assets, to operate, use or maintain any assets or to conduct any of its operations in substantially the same manner in which such operations were conducted on the date hereof.

2.10 Compliance with Legal Requirements. The Company is in material compliance with all Legal Requirements applicable to it.

2.11 Insurance.

(a) Schedule 2.11(a) contains a complete and accurate list of the insurance policies that currently insure the assets or operations of the Company, and contains a description of the main features and of any unusual clause of such insurance policies (including a description of the insured risks and of the limits and franchises to any claim under the relevant insurance policy).

(b) All premiums due and payable regarding such policies are and/or have been fully paid, no such premiums are subject to retroactive adjustment, and such policies are, in respect of the nature of the risks insured against and the amount of coverage provided, in force.

(c) The Company (i) has not failed to give any notice or to present any claim under such insurance policies in a timely fashion, (ii) has not received any notification of the cancellation of any such policies or that any of them will not be renewed, (iii) has never been refused insurance for any reason, and has not, since January 1, 1999, incurred any liabilities with respect to risk insured in excess of its insurance coverage.

(d) Since January 1, 1999, the Company has not received from any of its past or present insurance carriers a notice of denial of coverage, or a notice reserving the insurer’s rights under the policy, including the right to deny coverage.

2.12 Employee Matters.

(a) Schedule 2.12(a) contains a list of all employees and officers of the Company as at the date hereof. Such list indicates such employees’ current and committed future (if any) Compensation, and any current or future liability or commitment of the Company towards such employee or officer more favorable than the requirements of applicable Legal Requirements or of any applicable collective bargaining agreement. “Compensation” shall include the employee or officer’s gross annual compensation, whether in the form of salaries, commissions, profit sharing, vacation pay, or other supplemental advantages and compensation. None of the employees or officers mentioned above has notified the Company of his or her intention to resign from such employee’s duties or to terminate such employee’s employment agreement.

(b) The standard employment agreements of the Company are attached hereto as Schedule 2.12(b). That schedule also lists (i) any employment contract that differs in any material way from the provisions of the Company’s standard employment contracts, (ii) any arrangements involving loans or guarantees given by the Company to or for any employee (indicating the amount involved), and (iii) any arrangements involving any indebtedness of the Company to any employee other than accrued salaries, bonuses, vacation time, and expenses (indicating the amount involved).

(c) There are no collective bargaining agreements applicable to the Company.

(d) The Company is not experiencing, and has not experienced in the past, any strikes, slowdowns, or other collective labor disputes, and, to the Seller’s Knowledge, none are expected.

(e) Except as set forth in Schedule 2.12(e), or referred to therein, no employee or officer of the Company has been granted any advantage, of any nature whatsoever, more favorable than the requirements of applicable Legal Requirements or of any applicable employment agreement. In particular, without limitation, the Company has no obligation toward any employee for a termination notice period or for a termination indemnity greater than the notice period and indemnity required by applicable Legal Requirements and by any applicable employment agreement.

(f) There are no health or life insurance, pension, retirement, bonus, incentive, profit-sharing, stock-option, warrants, insurance, severance or other employee benefit plans or arrangements, in which any employee of the Company participates (the “Benefit Plans”) except those listed in Schedule 2.12(f), and except for Benefit Plans which are required by applicable Legal Requirements or any applicable employment agreement. The Company complies in all material respects with its obligations under applicable Legal Requirements and pursuant to any applicable employment agreement in connection with the Benefit Plans. None of the employees of the Company have been granted any existing rights to acquire any equity interests in the Company.

(g) All liabilities relating to the Benefit Plans as of June 30, 2001, including, without limitation, any retirement Benefit Plans, have been properly reserved against in the Financial Statements or are otherwise clearly and completely disclosed in the notes to the Financial Statements to the extent required by (to the Seller’s Knowledge) US GAAP. The sale of the quotas of the Company as contemplated herein will not create any liabilities under any Benefit Plans or any agreements with employees.

(h) There are no scheduled or agreed upon future increases in the amount of the Benefit Plans or of the Compensation of the employees and directors of the Company, other than those required by applicable Legal Requirements or by any applicable employment agreement.

2.13 Intellectual Property Rights.

(a) Schedule 2.13(a) sets forth a list of all Owned Intellectual Property. All Owned Intellectual Property is fully owned and, where applicable, validly registered in the name of the Company, free and clear of all Encumbrances. Except as set forth in Schedule 2.13(a), there exist no proceedings contesting the validity or enforceability of, or the right of the Company to use or otherwise exploit, the Owned Intellectual Property and, to the Seller’s Knowledge, no such proceedings are threatened. Except as set forth in Schedule 2.13(a) and to the Seller’s Knowledge, none of the Owned Intellectual Property is being infringed upon or appropriated by third parties. Except as set forth in Schedule 2.13(a), there are no geographic restrictions on the use by the Company of the Owned Intellectual Property. Schedule 2.13(a) also includes a list of all Intellectual Property Rights, if any, submitted for registration by the Company and rejected by the competent authority, if any.

(b) Schedule 2.13(b) sets forth all Licensed Intellectual Property. All rights to Licensed Intellectual Property have been granted pursuant to binding and enforceable (according to their terms and Law) license agreements. There exist no proceedings contesting the validity or enforceability of, or the right of the Company to use or otherwise exploit, the Licensed Intellectual Property pursuant to the applicable agreements and, to the Seller’s Knowledge, no such proceedings are threatened.

(c) Except as set forth in Schedule 2.13(c), neither the Company, nor any of its employees during the duration of their employment agreements, have infringed or are infringing any Intellectual Property Rights of a third party and, to the Seller’s Knowledge and except as set forth in Schedule 2.13(c), there is no outstanding claim made by any other third party against the Company, or its employees, for breach of any of such third party’s intellectual property rights.

(d) Except as set forth in Schedule 2.l3(d) and except for software installed by employees for their own use without knowledge of the Company, the Company owns or has obtained valid rights to use all software installed on any computer used or in connection with its business, and no software currently is installed on any such computer without the Company having obtained the right to so install such software.

(e) None of the employees of the Company owns any right in the Owned or Licensed Intellectual Property Rights.

(f) Except as set forth in Schedule 2.13(f), the Company owns or has obtained valid rights to use all content used on each of its web sites, and no third parties have any rights to the same.

2.14 Real Property. The Company owns no real property. Schedule 2.14 sets forth a list of all real property leased by the Company. The Company has valid leasehold interests in all of the real property listed in Schedule 2.14, and all leases and subleases listed therein are in full force and effect. The Company is not in default in any material respect under any of such leases or subleases. There are no leases of properties formerly held by the Company under which the Company has any actual or contingent liability.

2.15 Personal Property. The Company has good title or valid leasehold interests, in each instance free and clear of any rights in favor of third parties (except for those reflected in the Financial Statements) to the owned or leased tangible personal property and assets used by it in its business.

2.16 Environmental Matters. The Company has complied in all material respects with all applicable environmental Legal Requirements. The Company has not received any notice from any person or entity relating to any actual, alleged or potential liability arising from such requirements.

2.17 Computer Systems. Except as set forth in Schedule 2.17, all computer systems used by the Company were acquired new and have not been reconditioned, have been properly used, maintained and serviced in accordance with the manufacturer’s instructions and have at all material times functioned in a manner which would be satisfactory to a reasonably skilled person engaged in the same type of business. The Company has in place adequate backup arrangements designed to ensure continuance of its businesses without loss of customer data and without additional expense, in the event of computer hardware or software breakdown, malfunction or in the event of power failure. All applicable Taxes and import duties relating to the single server sold by iBazar SA to the Company have been paid in full by the Company.

2.18 Absence of Material Changes. Since July 31, 2001, the Company has not:

(a) suffered any material adverse change, whether or not caused by any deliberate act or omission which would affect its operations, assets, liabilities, or business prospects;

(b) issued or sold any debt securities;

(c) except as set forth in Schedule 2.18, incurred any liabilities, indebtedness, or obligations, or entered into any contract or agreement, except in the ordinary course of business and for amounts not exceeding, individually, $25,000, or $50,000 in the aggregate;

(d) paid any amount on any indebtedness except when due and in the ordinary course of business;

(e) forgiven, cancelled, released or reduced any debts or claims owed to the Company, except in the ordinary course of business and for amounts, in the aggregate, not exceeding $50,000;

(f) suffered any damage or destruction to, or loss of, any assets (whether or not covered by insurance), with a net book value in excess of $50,000 in the aggregate, and/or $25,000 on an individual basis;

(g) disposed of any assets with a net book value in excess of $50,000 in the aggregate, and/or $25,000 on an individual basis;

(h) written up or written down the carrying book value of any of its significant assets (not including any depreciation resulting solely from the passage of time, consistent with past practices and in accordance with (to the Seller’s Knowledge) US GAAP);

(i) changed the costing system or depreciation methods of accounting for its assets;

(j) acquired and/or disposed of any interest in any corporation, partnership, joint venture or other entity;

(k) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, including stock options or warrants, or agreed to change the terms and conditions pertaining to the exercise of any such rights;

(1) modified or amended the terms of any of the Contracts or employment agreements, except for insignificant modifications or amendments incidental to renewals made in the ordinary course of business;

(m) settled any civil claim made or action commenced against the Company, except in the ordinary course of business, with the consent or on the advice of an insurance carrier (to the extent such claim is covered), and without admission of liability;

(n) settled, pleaded guilty to, paid a fine in respect of, or consented to the entry of any penalty, order, or injunction regarding, any criminal, penal, or administrative charges or proceedings filed or commenced against the Company;

(o) distributed or authorized the distribution of dividends;

(p) entered into any other commitment or transaction or experienced any other event that has, or is reasonably expected to have, a material adverse effect on the condition, operations, business, or future prospects of the Company; or

(q) sold or licensed any Intellectual Property Rights.

2.19 Legal Proceedings.

(a) Schedule 2.19(a) sets forth a true, complete and correct list of all unsettled legal claims, proceedings, arbitration, mediations, or investigations notified to the Company instituted or otherwise involving the Company (or any of its directors and/or officers acting in their official capacity), and of all legal actions, claims or demands, which, to the Seller’s Knowledge, could lead to material proceedings, arbitration, mediations or investigations against the Company (or any of its directors and/or officers acting in their official capacity), whether civil, criminal, regulatory, or administrative in nature (the “Legal Proceedings”). The list in Schedule 2.19(a) sets forth the total alleged liability of the Company for each of the listed Legal Proceedings, together with a description of the nature of the Legal Proceedings and of the demands made by or against the third party.

(b) The Company is not now, nor to Seller’s Knowledge is it reasonably expected to become, subject to any court, arbitral, or administrative order, injunction, decree, or decision the continued effect of which, or the default, violation or contempt of which could reasonably be expected to have an adverse effect on the operations or financial condition of the Company.

2.20 Related Parties. Except for debts for accrued salaries, bonuses, vacation time or expenses, the Company has no claims against, or debt to any Related Party and no Related Party has any claims against or owes money to the Company. Except as listed in Schedule 2.20, the Company has entered into no Contract, transaction or business dealing with any Related Party which is still in force.

2.21 Bankruptcy. The Company has never been subject to any bankruptcy, dissolution, liquidation, temporary stay of proceedings or similar procedure and has never been insolvent or incapable of paying its debts, and to Seller’s Knowledge, no such proceedings are threatened by any third party in connection with any such procedure. No receiver has been appointed to administer all or parts of the assets of the Company and, to the Seller’s Knowledge, no proceedings are threatened in connection with any such appointment.

2.22 Certain Payments. None of the Company, nor any director, officer, employee, agent or other representative thereof, acting in his capacity of representative and on behalf of the Company, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or other tangible or intangible item of value, to (i) any foreign official (as such term is defined under the Foreign Corrupt Practices Act of 1977) for the purpose of influencing any such official or inducing him/her to use his/her influence to affect any act or decision of any authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate, or inducing such party, official or candidate to use his/her/its influence to affect any act or decision of any authority, in each case in order to assist the Company to obtain or retain business for, or direct business to, the Company.

2.23 Brokers. The Company has incurred no liability towards, and is not bound to make any payment to, any broker, agent, investment banker, finder or other intermediary in connection with the transactions contemplated herein.

2.24 Disclosure. The Company has provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Quotas, and all information that the Company believes is reasonably necessary to enable the Purchaser to make such decision.

2.25 No User Data Transfer. Since May 18, 2001, Seller has not transferred, assigned or transmitted any confidential personal data relating to the registered users of the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants, to and for the benefit of Seller, as of the date of this Agreement, as follows:

3.1 Organization and Standing; Authority; Binding Nature of Agreement. Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the absolute and unrestricted corporate right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and no further action is required by Purchaser. This Agreement has been duly executed by Purchaser and, when delivered in accordance with the terms hereof, and assuming the due authorization, execution and delivery by Purchaser, shall constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies. Neither the execution and delivery by Purchaser of this Agreement, nor the performance by Purchaser of its obligations hereunder, require the consent or approval of, or filing with, any Person or any authority.

3.2 No Conflicts. The execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will not (i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the by-laws of the Purchaser or any material contract under which Purchaser is bound, or (ii) violate any applicable Legal Requirements.

3.3 Compliance with Consumer Defense and Protection Code and Other Legal Requirements. To the extent Purchaser has accessed, used, copied, or transferred to any other Person data relating to any third party (including, without limitation, the registered users) which has been collected or held by the Company, Purchaser has complied with, and has caused compliance with, all Legal Requirements applicable to such access, use, copy or transfer, including, without limitation, the Brazilian Consumer Defense and Protection Code (Law n. 8078/90), any Legal Requirements relating to notification of consumers, registered users, owners or originators of data, or any other Person, and any Legal Requirements relating to the amendment, correction, rectification, deletion or other changes to such data upon the request of the Person(s) to whom such data refers, relates or belongs, or from whom such data originated.

3.4 Access. Purchaser has been given full access to the assets, books, records, contracts and employees of the Company, and have been given the opportunity to meet with officers and other representatives of Seller and the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs.

3.5 Other. Purchaser has the capacity to comply with and perform all of its covenants and obligations under this Agreement. Purchaser is not subject to any order, judgment, injunction or ruling that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement. There is no legal proceeding pending, and no

Person has threatened to commence any legal proceeding, that may have an adverse effect on the ability of Purchaser to comply with or perform any of its covenants or obligations under this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such legal proceeding.

SECTION 4. INDEMNIFICATION

4.1 Indemnification by Seller.

(a) In addition to all rights and remedies available to Purchaser at Law or in equity, Seller shall indemnify Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns, heirs and estates (collectively, the “Indemnified Purchaser Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and ail reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such Indemnified Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty (provided that such misrepresentation or breach must be material in the event that the applicable representation or warranty is not qualified by materiality) on the part of Seller under this Agreement or any of the Exhibits or Schedules hereto;

(ii) any nonfulfillment or breach of any covenant or agreement (provided that such nonfulfillment or breach must be material in the event that the applicable covenant or agreement is not qualified by materiality or a basket) on the part of Seller under this Agreement; or

(iii) any liabilities of the Company which are not disclosed to Purchaser in this Agreement or in the Exhibits and Schedules hereto, whether or not such non-disclosure constitutes a misrepresentation or breach of a representation, warranty, covenant or agreement on the part of Seller under this Agreement or any of the Exhibits and Schedules hereto, provided that such Losses relate to the period prior to the Closing Date and are actually incurred and notified to Seller pursuant to Section 4.6 during the one-year period commencing on the Closing Date.

(b) In addition to the foregoing, Seller shall indemnify the Indemnified Purchaser Parties against Losses in excess of $500,000 in the aggregate, which (i) are incurred by the Indemnified Purchaser Party as a direct result of liabilities of the Company which are disclosed to Purchaser in this Agreement or in the Exhibits and Schedules attached hereto (including, without limitation, Losses relating to the termination of current employees of the Company (who with their respective estimated termination indemnity amounts are referenced in Schedule 2.12(e)) and the litigation matter identified in Schedule 2.19(a) (the “Lokau Litigation”));

(ii) relate to the period prior to the Closing Date (provided that all matters expressly disclosed in this Agreement or the Exhibits and Schedules are deemed to relate to the period prior to the Closing Date); and (iii) are actually incurred during the one-year period commencing on the Closing Date (provided that any Losses relating to the Lokau Litigation will be deemed to have been incurred during the one-year period commencing on the Closing Date). Notwithstanding the foregoing, this Section 4.1(b) shall not apply to (i) any fixed commercial obligations of the Company to perform pursuant to executory Contracts entered into in the ordinary course of business on commercially reasonable terms, consistent with past practices, and not in default on the Closing Date (each an “Executory Contract”), provided, however, that a certain agreement with Globo Servicos Interactivos Ltda., dated March 22, 2000, and an amendment thereto, dated September 15, 2000 (collectively, the “Globo Contract”), will not be considered an Executory Contract for the purposes of this Section 4.1(b); and (ii) any Liabilities incurred by the Company or Purchaser in the termination of any of the Contracts (excluding the Globo Contract) entered into, prior to the Closing Date, in the ordinary course of business on commercially-reasonable terms.

4.2 Indemnification by Purchaser. In addition to all rights and remedies available to Seller at Law or in equity. Purchaser shall indemnify Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns, heirs and estates (collectively, the “Indemnified Seller Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Seller Party as and when incurred for any Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of a representation or warranty (provided that such misrepresentation or breach must be material in the event that the applicable representation or warranty is not qualified by materiality) on the part of Purchaser under this Agreement or any of the Exhibits or Schedules hereto; or

(ii) any nonfulfillment or breach of any covenant or agreement (provided that such nonfulfillment or breach must be material in the event that the applicable covenant or agreement is not qualified by materiality or a basket) on the part of Purchaser under this Agreement.

4.3 Survival. All indemnification rights hereunder shall survive the execution and delivery of the Documents and the consummation of the transactions contemplated herein and therein indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the indemnified parties or the acceptance by such indemnified parties of any certificate or opinion; provided that no action may be brought pursuant to this Section 4 after the applicable expiration or termination of such representation, warranty, agreement, or covenant, as provided in Section 4.11.

4.4 Contribution. If for any reason the indemnity provided for in this Section 4 is unavailable to any Indemnified Purchaser Party or Indemnified Seller Party, as applicable, or is insufficient to hold each such party harmless from all such Losses arising with respect to the transactions contemplated by the Documents, then the indemnifying party and the indemnified party shall each contribute to the amount paid or payable in respect of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and such indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any relevant equitable considerations. In addition, the indemnifying party agrees to reimburse any indemnified party upon demand for all reasonable expenses (including legal counsel fees) incurred by such party or any such other Person in connection with investigating, preparing or defending any such action or claim. The indemnity, contribution and expense reimbursement obligations that the indemnifying party has under this Section 4 shall be in addition to any Liability that the indemnifying party may otherwise have.

4.5 Applicability and Payment. The indemnifying party further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the indemnified party is a formal party to any such lawsuits, claims or other proceedings. Any indemnification of the indemnified party by the indemnifying party pursuant to this Section 4 shall be effected within 15 days after the determination thereof by wire transfer of immediately available funds from the indemnifying party to an account designated in writing by the indemnified party.

4.6 Notice. Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the Liability arising therefrom.

4.7 Settlement of Claims. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party, unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit (as described below) after notification thereof. Notwithstanding the foregoing, without Seller’s prior written consent, which consent shall not be unreasonably withheld, Purchaser shall not satisfy or settle (i) any single Matter in excess of Twenty Five Thousand Dollars ($25,000) for which indemnification is sought hereunder; (ii) Matters for which indemnification is sought pursuant to Section 4.1(a), which in the aggregate exceed Fifty Thousand Dollars (S50,000); and (iii) Matters for which indemnification is sought pursuant to Section 4.1(b), which in the aggregate exceed Five Hundred Thousand Dollars ($500,000).

4.8 Defense of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceedings by a Person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceedings if it acknowledges to the indemnified party in writing its obligation to indemnify the indemnified party with respect to all elements of such claim for which indemnity is due hereunder. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, at the expense and cost of the indemnifying party, including settling such claim or litigation after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate after consultation with, and giving due consideration to the view of, the indemnifying party of such terms, and the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

4.9 Reports of Satisfaction or Settlement of Claims. Purchaser shall report in writing to Seller within ten days of the end of each month the satisfaction or settlement of any Matters for which indemnification could be sought hereunder, regardless of whether Seller’s consent to such satisfaction or settlement is required pursuant to this Section 4.

4.10 Limitations on Indemnification.

(a) Limitations on Purchaser’s Right to Indemnification. From and after the Closing, the Indemnified Purchaser Parties shall not have the right to be indemnified pursuant to Section 4.1 (a) unless and until the Indemnified Purchaser Parties shall, collectively, have incurred on a cumulative basis since the Closing aggregate Losses otherwise entitled to indemnification hereunder in an amount exceeding $50,000, and Seller shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the aggregate Losses actually incurred by the Indemnified Purchaser Parties entitled to indemnification hereunder exceeds such amount. The sum of all Losses pursuant to which indemnification is payable by Seller pursuant to Section 4.1 shall not exceed $7,500,000 in the aggregate; provided that Seller shall not be obligated under this Agreement to indemnify and save and hold harmless against any Losses which any Indemnified Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the decisions made or actions taken by Purchaser in its exercise of control and management of the business operations and affairs of the Company after the Closing.

(b) Limitations on Seller’s Right to Indemnification. From and after the Closing, the Indemnified Seller Parties shall not have the right to be indemnified pursuant to Section 4.2 unless and until the Indemnified Seller Parties shall, collectively, have incurred on a cumulative basis since the Closing aggregate Losses otherwise entitled to indemnification hereunder in an amount exceeding $50,000, in which event the Indemnified Seller Parties shall be entitled to indemnification for all Losses incurred by the Indemnified Seller Parties (including the initial $50,000).

4.11 Expiration of Representations, Warranties and Covenants.

(a) All representations and warranties hereunder shall survive the Closing for a period of one (1) year thereafter. All agreements and covenants contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

(b) For a period of six (6) months following the first twelve (12) months after the Closing Date, the parties will cooperate in good faith to settle any unresolved specific indemnification claim set forth in a Claim Notice duly delivered in accordance with Section 4.6. Notwithstanding the foregoing, Seller acknowledges that it will continue to be obligated after such six-month period to settle any unresolved indemnification claim set forth in a Claim Notice duly delivered in accordance with Section 4.6.

4.12 Julien Turri. Seller shall be solely responsible for any severance payment to and the settlement of any demand or claim made by Julien Pierre Turri arising out of or in connection with his employment relation with, and his acting for, the Company in Brazil at any time prior to the Closing Date. Seller shall indemnify and hold harmless the Indemnified Purchaser Parties from and against any Losses arising out of any labor claim or demand initiated by Julien Pierre Turri in Brazil during the period of two (2) years following the Closing Date and relating to the period prior to the Closing Date. The Indemnified Purchaser Parties shall cooperate with Seller in the defense and/or settlement of any labor claim or demand initiated by Julien Pierre Turri and agree to make available the time and assistance of the Company’s officers and employees and provide access to all pertinent documents, books and records that Seller reasonably deems necessary or appropriate. Only Sections 4.6, 4.7 and 4.8 of this Section 4 shall be applicable to the provisions in this Section 4.12.

SECTION 5. MISCELLANEOUS PROVISIONS

5.1 Currency. Unless otherwise stated, all currency amounts stated in this Agreement and in any attached Schedules and Exhibits are stated in United States Dollars.

5.2 Compliance with Laws. Each Party hereto shall execute such agreements and other documents, and shall take such other actions, as the other may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

5.3 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions set forth herein.

5.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to Seller:

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

Attention: General Counsel

Facsimile: (408) 558-7514

and a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Michael J. Sullivan, Esq.

Facsimile: (415) 951-3699

if to Purchaser:

MercadoLibre, Inc.

Thames 121,2° Piso

San Isidro, B1609JUC

Acassuso 1609, ARGENTINA

Facsimile: +54 (114) 735 8099

Attention:  Chief Executive Officer

with a copy to:

Hunton & Williams

1111 Brickell Avenue, Suite 2500

Miami, FL 33131

Attention: Roberto Pupo, Esq.

Facsimile: (305) 810-2460

5.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.6 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY DISPUTE BETWEEN THE PARTIES CONNECTED WITH THIS AGREEMENT SHALL BE SUBMITTED TO THE SOLE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, COUNTY OF NEW CASTLE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND

WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

5.7 Consultation. Any matter not stipulated in this Agreement or any doubt occurring in connection with any provisions of this Agreement shall be settled through consultation from time to time between the parties in good faith.

5.8 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

5.10 Confidentiality of Terms. Neither party, without the prior written approval of the other, issue any press release, advertising, publicity or public statement or in any way engage in any other form of public disclosure that indicates the existence of or terms of this Agreement or the relationship of the parties hereto; provided, that either party may disclose the terms and existence of this Agreement if required to do so by applicable law based upon advice of its outside legal counsel reasonably concurred with by legal counsel to the other.

5.11 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PURCHASER:		SELLER:

MERCADOLIBRE, INC.		EBAY INC.

a Delaware corporation		a Delaware corporation

By:	/s/ Marcos Galperin	By:
Name:	Marcos Galperin	Name:
Title:	CEO	Title:

MARCOS EDUARDO GALPERIN		MATTHEW BANNICK

/s/ Marcos Galperin

Signature Page—Quota Purchase Agreement

The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PURCHASER:	SELLER:

MERCADOLIBRE, INC.	EBAY INC.

a Delaware corporation	a Delaware corporation

By:	By:	/s/ Matthew J. Bannick
Name:	Name:	Matthew J. Bannick
Title:	Title:	SuPo GM, International

MARCOS EDUARDO GALPERIN	MATTHEW BANNICK

/s/ Matthew Bannick

Signature Page—Quota Purchase Agreement

Exhibit A

Certain Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

Affiliate means, with respect to any Person (a) any director, officer or stockholder holding 5% or more of the capital stock (on a fully diluted basis) of such Person, (b) any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise

Amended Articles has the meaning set forth in Section 1.4(b).

Closing has the meaning set forth in Section 1.3.

Closing Date has the meaning set forth in Section 1.3.

Company has the meaning set forth in the first Recital to this Agreement.

Contracts has the meaning set forth in Section 2.7(a).

Documents means (a) this Agreement, (b) the Second Amended and Restated Registration Rights Agreement between Purchaser and the Investors (as named therein) dated as of September 24, 2001, (c) the Second Amended and Restated Stockholders’ Agreement between Purchaser and the Stockholders (as defined therein) dated as of September 24, 2001, (d) the Securities Purchase Agreement, (e) the Strategic Alliance Agreement between Purchaser and Seller dated as of September 24, 2001, and (f) the Third Amended and Restated Certificate of Incorporation of Purchaser filed as of September 24, 2001.

Encumbrance means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Entity means any company, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, union, society, or other legal person.

Financial Statements has the meaning set forth in Section 2.4.

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Governmental Entity means any legislature, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

Intellectual Property Rights means (i) inventions patentable, and all improvements thereto; (ii) patents and patent applications; (iii) trade secrets; (iv) trademarks, trade names, copyrights and domain names in each case registered; (v) software; (vi) data bases; and (vii) industrial designs; (viii) other intellectual property; including all copies and tangible embodiments of the information described in clauses (i)-(viii) above, owned or used by the Company.

Knowledge means the actual knowledge of the Person referred to, and if such Person is an Entity, of that Entity’s directors and executive officers.

Law means any constitution, law, statute, treaty, rule, directive, requirement or regulation or Order, domestic or foreign, of any Governmental Entity.

Legal Requirements means any and all Laws or Permits applicable to the relevant involved company.

Liability means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

Licensed Intellectual Property means Intellectual Property Rights that are held by the Company under a license granted by a third party.

Losses has the meaning set forth in Section 4.1 (a).

Matter means any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

Orders means judgments, writs, decrees, injunctions, orders, compliance agreements or settlement agreements of or with any Governmental Entity or arbitrator.

Owned Intellectual Property means Intellectual Property Rights that are owned by the Company.

Permits means any and all permits, authorizations, approvals, registrations, waivers, variances, concessions and licenses granted by a governmental authority (excluding when it relates to intellectual property).

Person shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof), in each case whether domestic or foreign.

Quotas has the meaning set forth in the first Recital to this Agreement.

Signature Page—Quota Purchase Agreement

Related Party means (i) any entity directly or indirectly controlling, controlled by, or under common control with Seller (including, without limitation, iBazar S.A.), (ii) Seller, (iii) any director, officer, senior employee of the entities mentioned in (i) and (ii), and (iv) any entity in which any of the Persons named in (i), (ii) and (iii) has a direct or indirect interest.

Securities Purchase Agreement has the meaning set forth in Section 1.2.

Tax and Taxes means any taxes and social contributions, of any nature imposed, assessed, or collected under any law or payable pursuant to any tax sharing or similar contract, including, without limitation, (i) all income, value-added, registration, transfer, excise, real or personal property, capital, withholding, stamp, sales taxes, state taxes, local taxes, and other employment related taxes concerning the employees of the Company, or any other taxes or charges in the nature of the taxes described above, and any assessments, duties, fees, or other governmental charges (including interest and penalties associated therewith), (ii) employment contributions and social security contributions, (iii) any liability for the payment of any amounts of the type described in clause (i) above arising as a result of being a member (or ceasing to be a member) of ally corporate group, or being included (or required to be included) in any tax return relating thereto, (iv) any liability for the payment of any amounts of the type described in clauses (i) and (ii) above as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any third party, and (v) any penalties, fines, charges, surcharges and interest in connection with the items mentioned under (i) through (iv).

Signature Page—Quota Purchase Agreement

SCHEDULES

The following schedules have been omitted from this filing and will be provided upon request of the commission:

2.1 Organization and Standing; No Subsidiaries.

2.2 Capitalization, Etc.

2.3 Authority; Corporate Records; Binding Nature of Agreement; No Consents; No Violation

2.4 Financial Statements

2.5 Bank Accounts.

2.6 Taxes.

2.7 Contracts

2.8 Assets

2.9 Permits.

2.10 Compliance with Legal Requirements

2.11 Insurance.

2.12 Employee Matters.

2.13 Intellectual Property Rights

2.14 Real Property

2.15 Personal Property

2.16 Environmental Matters

2.17 Computer Systems

2.18 Absence of Material Changes

2.19 Legal Proceedings

2.20 Related Parties.

2.21 Bankruptcy.

2.22 Certain Payments

2.23 Brokers

2.24 Disclosure

2.25 No User Data Transfer

1